EXHIBIT 5.1
                                                                     -----------

                                                  June 17, 2003

GMX Resources Inc.
9000 N. Broadway, Suite 600
Oklahoma City, Oklahoma 73114

           Re: GMX Resources Inc. - Registration Statement on Form S-8 Relating to 550,000 Shares of Common Stock Subject to the Stock Option Plan, as Amended, of GMX Resources Inc., and 100,000 Shares Subject to an Option Agreement with a Consultant

Ladies and Gentlemen:

           On October 30, 2000, the Board of Directors of GMX Resources Inc. (the "Company") adopted, and the shareholders of the Company approved, the Company's Stock Option Plan. On February 1, 2001, the Board of Directors approved an amendment to the Stock Option Plan to increase the number of shares subject to the plan to 550,000. The Stock Option Plan, as amended, is hereinafter referenced as the "Plan." Pursuant to the Plan 550,000 shares of common stock, $0.001 par value per share, of the Company (the "Plan Shares") have been reserved for issuance upon the exercise of options that may be granted pursuant to the Plan. In addition, on April 15, 2003, the Company granted to Don Duke, a consultant for the Company ("Duke"), the right and option to purchase all or part of 100,000 shares of the Company's common stock (the "Consultant Option Shares") pursuant to a Non-Qualified Stock Option Agreement between the Company and Duke (the "Consultant Option Agreement").

           You have requested our advice with respect to the legality of the Plan Shares issuable upon exercise of options that may be granted pursuant to the Plan, and the Consultant Option Shares.

           We have examined, and are familiar with, the originals or copies, the authenticity of which have been established to our satisfaction, of all documents and other instruments we have deemed necessary to express the opinions hereinafter set forth. We have assumed the accuracy and completeness of such documents and instruments and of the information contained therein.

           Based on the foregoing, and upon consideration of applicable law, it is our opinion that the Plan Shares that may be issued pursuant to options granted under the Plan, and the Consultant Option Shares will upon payment therefor and delivery thereof in accordance with the Plan or the Consultant Option Agreement, as applicable, be validly issued, fully paid and non-assessable.

           We hereby consent to the use of this opinion as an exhibit to the above-captioned Registration Statement and to the reference to this firm in the Registration Statement and the related Prospectus.


                                          Respectfully submitted,

                                          CROWE & DUNLEVY
                                          A PROFESSIONAL CORPORATION


                                          By: /s/  Jeffrey T. Hills
                                              ----------------------------------
                                              Jeffrey T. Hills